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                                                                    EXHIBIT 23.6


                              ACCOUNTANTS' CONSENT

The Board of Directors
MeriStar Hospitality Corporation:


We consent to the use of our report dated February 2, 2001 relating to the consolidated balance sheets of MeriStar Hospitality Corporation and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, and the financial statement schedule of real estate and accumulated depreciation, which report appears in the December 31, 2000 annual report on Form 10-K of MeriStar Hospitality Corporation incorporated by reference herein and to the reference to our firm under the heading "Experts" in Amendment No. 4 to the Joint Proxy Statement and
Prospectus on Form S-4 (File No. 333-62510).



We consent to the use of our report dated May 30, 2001 relating to the consolidated balance sheets of MeriStar Hospitality Operating Partnership, L.P. and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations, partners' capital and cash flows for each of the years in the three-year period ended December 31, 2000, and the financial statement schedule of real estate and accumulated depreciation, included herein and to the reference to our firm under the heading "Experts" in Amendment No. 4 to the Joint Proxy Statement and Prospectus on Form S-4 (File No. 333-62510).



/s/ KPMG LLP



Washington, D.C.
September 10, 2001